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                       LEE ENTERPRISES, INCORPORATED
                       AND WHOLLY-OWNED SUBSIDIARIES

              EXHIBIT 11 - COMPUTATION OF EARNINGS PER SHARE


                                      Year Ended September 30,
                                   1995           1994       1993
                                         Amounts In Thousands,
                                         Except Per Share Data
Number of shares of common
  stock outstanding at
  beginning of the period          45,520       46,254       46,256
Weighted average number of
  shares of common stock
  issued (reacquired) during
  the period                          700          (56)          80
Weighted average number of
  common stock equivalents            742          652          584
Weighted average number of
  shares of common stock
  outstanding during each
  period                           46,962       46,850       46,920

Net income                        $58,459      $50,854      $41,236

Earnings per share of
  common stock                    $  1.24      $  1.09      $   .88